Exhibit 2.1

TRANSACTION AGREEMENT

BY AND AMONG

RPP HOLDINGS LLC,

RESOLUTION SPECIALTY MATERIALS HOLDINGS LLC,

BHI ACQUISITION CORP.,

BHI MERGER SUB ONE INC.,

BHI MERGER SUB TWO INC.

AND

BORDEN CHEMICAL, INC.

DATED AS OF APRIL 22, 2005

SCHEDULES

Schedule I	Financing Agreements
Schedule II	Merger Consideration and Conversion Information

Schedule 3.1(d)	Agreements Terminated in connection with RPP Holdings Merger
Schedule 5.2	Letters of Transmittal
Schedule 6.3	No Conflicts
Schedule 6.4	Capitalization; Equity Securities
Schedule 7.1	Conduct Prior to Closing
Schedule 8.3	Required Consents

EXECUTION VERSION

TRANSACTION AGREEMENT

This Transaction Agreement is entered into as of April 22, 2005 among RPP HOLDINGS LLC, a Delaware limited liability company (“RPP Holdings”), RESOLUTION SPECIALTY MATERIALS HOLDINGS LLC, a Delaware limited liability company (“RSM Holdings”), BHI ACQUISITION CORP., a Delaware corporation (“BHI Acquisition”), BHI MERGER SUB ONE INC., a Delaware corporation (“BHI Merger Sub One”), BHI MERGER SUB TWO INC., a Delaware corporation (“BHI Merger Sub Two”) and BORDEN CHEMICAL, INC., a New Jersey corporation (“BCI”).

R E C I T A L S

WHEREAS, BCI will file a Registration Statement on Form S-1 on or promptly after the date hereof (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act relating to the initial public offering of shares of its common stock, such offering to occur, if at all, subsequent to certain transactions specified herein; and

WHEREAS, each of the boards of directors or boards of managers, as applicable, of each of the Combination Parties, by resolutions duly adopted pursuant to Sections 251, 252, 253, 264 and/or the other applicable provisions of the Delaware General Corporation Law (the “DGCL”), Section 18-209 and/or the other applicable provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and/or Chapter 10, Title 14A of the New Jersey Statutes (the “NJ Merger Statute”), as applicable, has (i) approved this Agreement and the mergers or other transactions contemplated hereby to which it is a party, (ii) determined that each respective merger or other transaction is advisable and (iii) recommended that its respective stockholders or members adopt this Agreement in accordance with the DGCL, the Delaware LLC Act and/or the NJ Merger Statute; and

WHEREAS, all requisite stockholder or member approvals pursuant to the DGCL, the Delaware LLC Act and/or the NJ Merger Statute are intended to be obtained prior to or concurrent with the consummation of the Transactions; and

WHEREAS, in connection with the Transactions, the Combination Parties desire to amend, or to cause the amendment of, the terms and provisions of certain arrangements and incentive plans relating to the ownership of the capital stock or other Equity Securities of certain of the Combination Parties, or members of the Corporate Group of certain Combination Parties, as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following definitions apply:

“Action” means any action, complaint, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person, provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Transaction Agreement, as amended, supplemented or modified from time to time.

“Bakelite” means Bakelite Aktiengesellschaft and its subsidiaries.

“Bakelite Commitment” means the Commitments to the European Commission, dated April 8, 2005, by the Apollo Group (as defined in the Bakelite Commitment) in respect of Case M.3593—Apollo/Bakelite.

“BCI” has the meaning set forth in the Caption.

“BCI Refinancing Event” means the closing of the New Senior Credit Facility.

“BHIA LLC” has the meaning set forth in Section 2.2.

“BHIA Operating Agreement” means the limited liability company operating agreement of BHIA LLC, as amended, supplemented or modified from time to time.

“BHIA Unit” means a limited liability company membership unit in BHIA LLC.

“BHI Acquisition” has the meaning set forth in the Caption.

“BHI Common Stock” means the common stock, $.001 par value per share, of BHI Acquisition.

“BHI Contribution” means all of (i) the issued and outstanding shares of common stock of the Company owned beneficially or of record by BHIA LLC at the time of such contribution (“Old Company Common Stock”) and (ii) BHIA LLC’s liabilities and obligations in respect of each of the BHI Incentive Plan and the RPP Option Plans.

“BHI Incentive Plan” means BHI Acquisition’s 2004 Stock Incentive Plan and 2004 Deferred Compensation Plan, collectively.

“BHI Merger” has the meaning set forth in Section 3.5(b).

“BHI Merger Certificate” has the meaning set forth in Section 3.5(c).

“BHI Merger Effective Time” has the meaning set forth in Section 3.5(c).

“BHI Merger Sub One” has the meaning set forth in the Caption.

“BHI Merger Sub Two” has the meaning set forth in the Caption.

“BHI Sub One Merger” has the meaning set forth in Section 3.4(a).

“BHI Sub One Merger Certificate” has the meaning set forth in Section 3.4(b).

“BHI Sub One Merger Effective Time” has the meaning set forth in Section 3.4(b).

“Borden Entity” means any of BHI Acquisition, BHI Merger Sub One, BHI Merger Sub Two, BCI, Bakelite and each of their respective subsidiaries, and “Borden Entities” means all of the foregoing, collectively.

“Borden Holdings” means Borden Holdings LLC, a Delaware limited liability company.

“Borden Indentures” means the (i) Indenture between BCI and The First National Bank of Chicago, as Trustee, dated as of January 15, 1983, as supplemented by the First Supplemental Indenture, dated as of March 31, 1986, and the Second Supplemental Indenture, dated as of June 26, 1996, (ii) Indenture between BCI and The Bank of New York, as Trustee, dated as of December 15, 1987, as supplemented by the First Supplemental Indenture, dated as of December 15, 1987, and the Second Supplemental Indenture, dated as of February 1, 1993, and the Third Supplemental Indenture, dated as of June 26, 1996, (iii) Indenture among Borden U.S. Finance Corp., Borden Nova Scotia Finance, ULC, BCI and Wilmington Trust Company, as Trustee, dated as of August 12, 2004 and (iv) any Indenture among BCI, one or more of its finance subsidiaries and a trustee as contemplated by Schedule 7.1, collectively.

“Borden Intercompany Notes” means the Intercompany Debt referenced in the Assignment and Assumption Agreement, dated as of August 16, 2004, between Borden Holdings and BHI Acquisition.

“Borden SEC Reports” has the meaning set forth in Section 6.6(a).

“Certificate” has the meaning set forth in Section 5.2.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Parties” means RPP Holdings, RSM Holdings, BHI Acquisition, BHI Merger Sub One, BHI Merger Sub Two and BCI, collectively.

“Company” has the meaning set forth in Section 3.13(a).

“Contract” means any written or oral agreement, contract, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

“Corporate Group” means (i) with respect to any RPP Entity, the RPP Entities, (ii) with respect to any RSM Entity, the RSM Entities and (iii) with respect to any Borden Entity, the Borden Entities.

“Delaware LLC Act” has the meaning set forth in the Recitals.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Delaware Statutes” means the DGCL and the Delaware LLC Act, collectively.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedules” has the meaning set forth in Section 10.2(b).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, security interest, lien, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Equity Securities” means any capital stock, limited liability company interests or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Agreements” means the Agreements set forth on Schedule.

“Financing Documents” means the Financing Agreements and all instruments, agreements and other documents from time to time executed and delivered in connection therewith.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Holdings JSN Amendment” means an amendment to the terms and provisions of the RPP Holdings Junior Subordinated Notes sufficient to (i) permit optional redemption or exchange of the RPP Holdings Junior Subordinated Notes with the consent of the holder(s) thereof and (ii) eliminate or modify certain provisions therein (including any restrictive covenants).

“Holdings JSN Exchange” means the voluntary exchange of RPP Holdings Junior Subordinated Notes (as amended pursuant to Section 2.1) by the holders thereof for that number of Equity Securities of RPP Holdings for each $1,000 of outstanding accreted principal amount of such RPP Holdings Junior Subordinated Notes so converted or exchanged set forth under “Holdings JSN Exchange” on Schedule II.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Included Parties” has the meaning set forth in Section 6.4.

“IPO” means an underwritten public offering of common stock of the Company pursuant to a registration statement filed under the Securities Act.

“JSN Exchange” means the voluntary exchange of RPP Inc. Junior Subordinated Notes (as amended pursuant to Section 2.1) by the holders thereof for that number of shares of common stock of RPP Inc. for each $1,000 of outstanding accreted principal amount of such RPP Inc. Junior Subordinated Notes so converted or exchanged set forth under “JSN Exchange” on Schedule II.

“Junior Subordinated Notes” means the RPP Inc. Junior Subordinated Notes and the RPP Holdings Junior Subordinated Notes, collectively.

“Latest Borden Balance Sheet” has the meaning set forth in Section 6.8(a).

“Latest Borden Financial Statements” has the meaning set forth in Section 6.7(a).

“Latest Borden SEC Report” has the meaning set forth in Section 6.6(a).

“Latest RPP Balance Sheet” has the meaning set forth in Section 6.8(b).

“Latest RPP Financial Statements” has the meaning set forth in Section 6.7(b).

“Latest RPP SEC Report” has the meaning set forth in Section 6.6(b).

“Latest RSM Balance Sheet” has the meaning set forth in Section 6.8(d).

“Latest RSM Financial Statements” has the meaning set forth in Section 6.7(d).

“Law” means any federal, state or foreign constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Authority and any Order.

“Lawter” means Lawter International Inc., a Delaware corporation.

“Letter of Transmittal” means (a) a letter of transmittal (which shall specify that (x) delivery shall be effected, and risk of loss and title to such share certificates and, to the extent applicable, Junior Subordinated Notes transmitted thereby shall pass, only upon proper delivery by an equity holder of his, her or its share certificates in accordance with the instructions thereto and (y) that such transmitting equity holder shall thereby be bound by the terms and provisions of any amendments to the management equity documents, as further described in such letter of transmittal), together with (b) the instructions thereto for use in effecting the surrender of such share certificates and, to the extent applicable, Junior Subordinated Notes in exchange for the consideration contemplated to be paid pursuant to this Agreement, in a form reasonably acceptable to the parties hereto.

“Liability” has the meaning set forth in Section 6.8(a).

“Material Adverse Effect” means, with respect to any Person, any material adverse change in the business, assets, properties, liabilities, results of operations or condition, financial or otherwise, of such Person and its Corporate Group, taken as a whole, other than changes that arise from (a) any effects, changes or circumstances that are generally applicable to the industries in which such Person and its Corporate Group operate; provided, that such changes, effects or circumstances do not disproportionately impact such Person and its Corporate Group, (b) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) changes in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, or (e) the execution, delivery or performance of this Agreement, including the consummation of the Transactions, or the announcement thereof.

“New BHI Contribution” has the meaning set forth in Section 4.1.

“New Senior Credit Facility” means the senior secured credit facility to be entered into among the Company, as borrower, and the guarantors and lenders party thereto.

“New Share Consideration” means an aggregate number of shares of common stock of the Company, newly issued on the books and records of the Company, equal to the aggregate value of the (i) common stock of the Company plus (ii) assets so contributed, in each case as contained in the BHI Contribution.

“NJ Merger Statute” has the meaning set forth in the Recitals.

“Old Company Common Stock” has the meaning set forth in the definition of “BHI Contribution.”

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority.

“Organizational Documents” means, with respect to any person, each instrument or other document that (x) defines the existence of such person, including its certificate of limited partnership or formation or articles or certificate of incorporation, as filed or recorded with an applicable Governmental Authority, or (y) governs the internal affairs of such person, including its limited liability company agreement, operating agreement, partnership agreement and/or by-laws.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” shall be construed broadly and shall mean an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Purchased RSM Shares” means that number of shares of RSM Preferred Stock with an initial liquidation preference equal to the RSM Funding Amount.

“Qualified BCI Consideration” means an amount equal to (i) solely to the extent that a BCI Refinancing Event shall have occurred, a cash amount equal to the RSM Funding Amount plus (ii) a promissory note or other instrument of indebtedness reasonably acceptable to each of RPP LLC Corp. and BCI in an original principal amount equal to $1,000,000.

“Qualified BCI Shares” means that number of shares of RPP Preferred Stock with an initial liquidation preference equal to the RSM Funding Amount.

“Qualified BHI Consideration” means all of the issued and outstanding shares of capital stock of RSM Holdings Corp. owned beneficially or of record by BHIA LLC, giving effect to the transactions contemplated by Sections 3.1 through 3.10.

“Qualified BHI Shares” means that number of shares of common stock, $.01 par value per share, of RPP LLC Corp. equal to the RSM Equity Percentage of the total number of issued and outstanding shares of such common stock of RPP LLC Corp., giving effect to the issuance contemplated in Section 3.11.

“Registration Statement” has the meaning set forth in the Recitals.

“Rights” means, with respect to any corporation or limited liability company, such entity’s identity, existence, corporate or limited liability company organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties, collectively.

“RPP SEC Reports” has the meaning set forth in Section 6.6(b).

“RPP Entity” means any of RPP Holdings, RPP Inc., RPP LLC and each of their respective subsidiaries, and “RPP Entities” means all of the foregoing, collectively.

“RPP Holdings” has the meaning set forth in the Caption.

“RPP Holdings Junior Subordinated Notes” means the $127,568,000 original principal amount of 10.9% Junior Subordinated Notes due 2012 issued by RPP Holdings.

“RPP Holdings Merger” has the meaning set forth in Section 3.1(b).

“RPP Holdings Merger Certificate” has the meaning set forth in Section 3.1(c).

“RPP Holdings Merger Effective Time” has the meaning set forth in Section 3.1(c).

“RPP Inc.” means Resolution Performance Products Inc., a Delaware corporation.

“RPP Inc. Merger” has the meaning set forth in Section 3.3(b).

“RPP Inc. Merger Certificate” has the meaning set forth in Section 3.3(c).

“RPP Inc. Merger Effective Time” has the meaning set forth in Section 3.3(c).

“RPP Inc. JSN Amendment” means an amendment to the terms and provisions of the RPP Inc. Junior Subordinated Notes sufficient to (i) permit optional redemption or exchange of the RPP Inc. Junior Subordinated Notes with the consent of the holder(s) thereof and (ii) eliminate or modify certain provisions therein (including any restrictive covenants).

“RPP Inc. Junior Subordinated Notes” means the $150,000,000 original principal amount of 10.9% Junior Subordinated Notes due 2012 issued by RPP Inc.

“RPP Indentures” means the (i) Indenture among RPP LLC and RPP Capital Corporation and United States Trust Company of New York, as Trustee, dated as of November 14, 2000, (ii) Indenture among RPP LLC and RPP Capital Corporation and Deutsche Bank Trust Company Americas, as Trustee, dated as of April 9, 2003 and (iii) Indenture among RPP LLC and RPP Capital Corporation and The Bank of New York, as Trustee, dated as of December 22, 2003, collectively.

“RPP LLC” means Resolution Performance Products LLC, a Delaware limited liability company.

“RPP LLC Corp.” has the meaning set forth in Section 3.7.

“RPP LLC Corp. Common Stock” means the common stock, $.01 par value per share, of RPP LLC Corp.

“RPP LLC Merger” has the meaning set forth in Section 3.13(a).

“RPP LLC Merger Certificates” has the meaning set forth in Section 3.13(b).

“RPP LLC Merger Effective Time” has the meaning set forth in Section 3.13(b).

“RPP Option Plans” means (i) the 2000 Non-Employee Directors Stock Option Plan of RPP Inc., (ii) the 2000 Stock Option Plan of RPP Inc. and (iii) the Restricted Unit Plan of RPP Inc., collectively.

“RPP Preferred Stock” means “Qualified Capital Stock” (as defined in the RPP Indentures) of RPP LLC Corp. to be issued in the form of non-convertible 8% accreting preferred stock, par value $.01 per share.

“RSM Credit Agreement” means the $155,000,000 Credit Agreement dated as of August 2, 2004, among RSM Inc., RSM LLC, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., as Joint Lead Arrangers and Joint Bookrunners.

“RSM Entity” means any of RSM Holdings, RSM Inc., RSM LLC, Lawter and each of their respective subsidiaries, and “RSM Entities” means all of the foregoing, collectively.

“RSM Equity Percentage” means (i) the equity value of RSM Holdings Corp. divided by (ii) the equity value of RPP LLC Corp. plus the equity value of RSM Holdings Corp. expressed as a percentage number. For purposes of this definition, the equity value of RSM Holdings Corp. and value of RPP LLC Corp. shall be the fair market value of such equity interests as determined by the Board of Directors of RPP LLC Corp. and evidenced by a resolution.

“RSM Funding Amount” means (i) the amount required by RSM Holdings Corp. to effect the prepayments of, and other transactions relating to, the RSM Seller Note and the RSM Senior Credit Facility pursuant to Section 3.10 less (ii) any other available funds that RSM Holdings Corp. has indicated to BCI and RPP LLC Corp. that it intends to use on the Closing Date for such prepayments and such other transactions.

“RSM Funding Event” has the meaning set forth in Section 3.9.

“RSM Holdings” has the meaning set forth in the Caption.

“RSM Holdings Common Stock” means the common stock, $.01 par value per share, of RSM Holdings Corp.

“RSM Holdings Corp.” has the meaning set forth in Section 3.5(a).

“RSM Holdings Merger” has the meaning set forth in Section 3.12(a).

“RSM Holdings Merger Certificate” has the meaning set forth in Section 3.12(b).

“RSM Holdings Merger Effective Time” has the meaning set forth in Section 3.12(b).

“RSM Inc.” means Resolution Specialty Materials Inc., a Delaware corporation.

“RSM Inc. Common Stock” means the common stock, $.01 par value per share, of RSM Inc.

“RSM Inc. Merger” has the meaning set forth in Section 3.6(a).

“RSM Inc. Merger Certificate” has the meaning set forth in Section 3.6(b).

“RSM Inc. Merger Effective Time” has the meaning set forth in Section 3.6(b).

“RSM LLC” means Resolution Specialty Materials LLC, a Delaware limited liability company.

“RSM Preferred Stock” means preferred stock, par value $.01 per share, of RSM Holdings Corp.

“RSM Seller Note” means the $50,000,000 original principal amount of Senior Subordinated Notes issued by RSM Inc. pursuant to that certain Senior Subordinated Note Purchase Agreement dated as of May 2, 2004, between RSM Inc. and Eastman Chemical Company.

“RSM Share Consideration” means an amount equal to the RSM Funding Amount.

“Schedule” means any Disclosure Schedule.

“SEC” has the meaning set forth in the Recitals.

“SEC Reports” means (i) with respect to any Borden Entity, the Borden SEC Reports, (ii) with respect to any RPP Entity, the RPP SEC Reports and (iii) with respect to any RSM Entity, the RSM SEC Reports.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Transactions” means the transactions contemplated by this Agreement.

“Termination Date” has the meaning set forth in Section 9.1(b).

1.2 Rules of Construction.

(a) Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section, clause, Schedule or Exhibit shall be to the Caption, Recitals, Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement.

(b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

ARTICLE II

TRANSACTIONS PRECEDING THE CLOSING DATE

On or after the date hereof, but prior to the Closing Date:

2.1 Amendments to Junior Subordinated Notes. RPP Holdings shall, and shall cause RPP Inc. to, use its respective reasonable best efforts to effect, prior to or concurrent with the Closing Date, the Holdings JSN Amendment and the RPP Inc. JSN Amendment, respectively.

2.2 Conversion of BHI Acquisition. BHI Acquisition shall effect a conversion to a limited liability company organized pursuant to the laws of the State of Delaware in accordance with Section 18-214 of the Delaware LLC Act and Section 266 of the DGCL, and

shall, among other things, change its name to “HEXION LLC” (BHI Acquisition, as so converted, being hereinafter referred to as “BHIA LLC”). Upon such conversion, each issued and outstanding share of BHI Common Stock shall be automatically converted into one BHIA Unit, and each record holder of BHI Common Stock that is converted into a BHIA Unit shall be admitted as a member of BHIA LLC and shall be bound by the BHIA Operating Agreement without any requirement that such Person execute the BHIA Operating Agreement. BHIA LLC shall make an affirmative election, and shall take all necessary steps related thereto, to be taxed as a corporation for U.S. federal income tax purposes as of the date of such conversion.

ARTICLE III

THE COMBINATION

On the Closing Date, the transactions set forth in this Article III (other than Section 3.1(a), which may precede the Closing Date) shall occur in the exact sequence as is set forth below. For the avoidance of doubt, the parties intend that none of the transactions contemplated in this Article III will be effected unless all of such transactions are effected on (or, in the case of the transaction contemplated by Section 3.1(a), prior to) the Closing Date.

3.1 Merger of RPP Holdings and BHIA LLC.

(a) Exchange of RPP Holdings Junior Subordinated Notes. RPP Holdings shall use its reasonable best efforts to effect, prior to or concurrent with the RPP Holdings Merger Effective Time, the Holdings JSN Exchange.

(b) The RPP Holdings Merger. On and subject to the terms and conditions set forth herein, at the RPP Holdings Merger Effective Time, RPP Holdings shall be merged with and into BHIA LLC, and the separate existence of RPP Holdings shall thereupon cease, and BHIA LLC shall be the surviving entity in the merger (the “RPP Holdings Merger”).

(c) Effective Time of the RPP Holdings Merger. The RPP Holdings Merger shall become effective as of the time and date (the “RPP Holdings Merger Effective Time”) of the filing of an appropriate certificate of merger (the “RPP Holdings Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the Delaware Statutes, or at the time specified in the RPP Holdings Merger Certificate, if later than the time of filing. At the Closing, BHIA LLC shall duly execute the RPP Merger Certificate and shall file the same with the Delaware Secretary as provided in the Delaware Statutes, and the RPP Holdings Merger Certificate shall become effective no later than the Closing Date.

(d) Effect of RPP Holdings Merger. The certificate of formation, limited liability company agreement and bylaws, if any, of BHIA LLC as in effect immediately prior to the RPP Holdings Merger shall be the certificate of formation, limited liability company agreement and bylaws of BHIA LLC as the surviving entity immediately after the consummation of the RPP Holdings Merger. The managers and officers of BHIA LLC, as in effect at the RPP Holdings Merger Effective Time, shall be the initial managers and officers of BHIA LLC as the surviving entity immediately after the consummation of the RPP Holdings Merger. Except as specifically set forth herein or in the RPP Holdings Merger Certificate, at the RPP Holdings Merger Effective Time, all Rights of BHIA LLC shall continue in effect and be unimpaired by the RPP Holdings Merger, and all Rights of RPP Holdings shall be merged with and into BHIA LLC. Concurrent with the RPP Holdings Merger Effective Time, BHIA LLC shall cause the termination of the agreements set forth on Schedule 3.1(d).

(e) Conversion of Interests as Merger Consideration; Effect on Other Capital Stock. As of the RPP Holdings Merger Effective Time, by virtue of the RPP Holdings Merger and without any action on the part of any holder, (i) each Equity Security in RPP Holdings shall be converted into that number of BHIA Units set forth under “RPP Holdings Merger” on Schedule II and each record holder of an Equity Security in RPP Holdings that is converted into a BHIA Unit shall be admitted as a member of BHIA LLC and shall be bound by the BHIA Operating Agreement without any requirement that such Person execute the BHIA Operating Agreement and (ii) each issued and outstanding BHIA Unit shall remain issued and outstanding.

(f) Assumption of Outstanding RPP Holdings Junior Subordinated Notes. Solely to the extent that any RPP Holdings Junior Subordinated Note remains outstanding from and after the RPP Holdings Merger Effective Time, whether by failure of the holder thereof to participate in the Holdings JSN Exchange or otherwise, BHIA LLC shall, from and after the RPP Holdings Merger Effective Time, assume and be liable for, and shall pay, perform and discharge as and when due, any RPP Holdings Junior Subordinated Note that remains so outstanding.

(g) Plan of Reorganization. It is the intent of the parties hereto that the RPP Holdings Merger shall be treated for federal, state and local income tax purposes as a tax-free merger pursuant to Section 368(a)(1)(A) of the Code, and that RPP Holdings and BHIA LLC shall be parties to such reorganization. No party hereto shall take a position on its tax return that is contrary to this intent. This Agreement shall serve as the parties’ plan of reorganization within the meaning of Section 368 of the Code.

3.2 Contribution of RPP Inc. Immediately following the RPP Holdings Merger, BHIA LLC shall (i) contribute, convey, assign, transfer and deliver to BHI Merger Sub One, and (ii) cause BHI Merger Sub One to accept and receive from BHIA LLC, all of BHIA LLC’s right, title and interest in and to (X) all of the issued and outstanding shares of common stock of RPP Inc. and (Y) all of the RPP Inc. Junior Subordinated Notes held by BHIA LLC (whether as a result of the RPP Holdings Merger or otherwise), in each case owned beneficially or of record by BHIA LLC at the time of such contribution.

3.3 Short-Form Merger of RPP Inc. and BHI Merger Sub One.

(a) Conversion of RPP Inc. Junior Subordinated Notes. BHI Merger Sub One shall participate in and shall cause RPP Inc. to use its reasonable best efforts to effect, prior to the RPP Inc. Merger Effective Time, the JSN Exchange.

(b) The RPP Inc. Merger. On and subject to the terms and conditions set forth herein, at the RPP Inc. Merger Effective Time, RPP Inc. shall be merged with and into BHI Merger Sub One, and the separate existence of RPP Inc. shall thereupon cease, and BHI Merger Sub One shall be the surviving corporation in the merger (the “RPP Inc. Merger”).

(c) Effective Time of the RPP Inc. Merger. The RPP Inc. Merger shall become effective as of the time and date (the “RPP Inc. Merger Effective Time”) of the filing of an appropriate certificate of merger (the “RPP Inc. Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the DGCL, or at the time specified in the RPP Inc. Merger Certificate, if later than the time of filing. At the Closing, BHI Merger Sub One shall duly execute the RPP Inc. Merger Certificate and shall file the same with the Delaware Secretary as provided in Section 253 of the DGCL, and the RPP Inc. Merger Certificate shall become effective no later than the Closing Date; provided, however, that in no event shall the RPP Inc. Merger be effective until after the RPP Holdings Merger has been consummated.

(d) Effect of RPP Inc. Merger. The certificate of incorporation and bylaws of BHI Merger Sub One as in effect immediately prior to the RPP Inc. Merger shall be the certificate of incorporation and bylaws of BHI Merger Sub One as the surviving corporation immediately after the consummation of the RPP Inc. Merger. The directors and officers of BHI Merger Sub One, as in effect at the RPP Inc. Merger Effective Time, shall be the initial directors and officers of BHI Merger Sub One as the surviving corporation immediately after the consummation of the RPP Inc. Merger. Except as specifically set forth herein or in the RPP Inc. Merger Certificate, at the RPP Inc. Merger Effective Time, all Rights of BHI Merger Sub One shall continue in effect and be unimpaired by the RPP Inc. Merger, and all Rights of RPP Inc. shall be merged with and into BHI Merger Sub One.

(e) Conversion of Shares as Merger Consideration; Effect on Other Capital Stock. As of the RPP Inc. Merger Effective Time, by virtue of the RPP Inc. Merger and without any action on the part of any holder, each issued and outstanding share of RPP Inc.’s common stock (i) not held immediately prior to the RPP Inc. Merger Effective Time by BHI Merger Sub One, giving effect to the RPP Holdings Merger and the JSN Exchange, shall be converted into the right to receive that number of BHIA Units set forth under “RPP Inc. Merger” on Schedule II and each record holder of RPP Inc.’s common stock that is converted into a BHIA Unit shall be admitted as a member of BHIA LLC and shall be bound by the BHIA Operating Agreement without any requirement that such Person execute the BHIA Operating Agreement and (ii) held by BHI Merger Sub One shall be cancelled.

(f) Assumption of Outstanding RPP Inc. Junior Subordinated Notes. Solely to the extent that any RPP Inc. Junior Subordinated Note remains outstanding from and after the RPP Inc. Merger Effective Time, whether by failure of the holder thereof to participate in the JSN Exchange or otherwise, BHI Merger Sub One shall, from and after the RPP Inc. Merger Effective Time, assume and be liable for, and shall pay, perform and discharge as and when due, any RPP Inc. Junior Subordinated Note that remains so outstanding.

3.4 Merger of BHI Merger Sub One and BHIA LLC.

(a) The BHI Sub One Merger. On and subject to the terms and conditions set forth herein, at the BHI Sub One Merger Effective Time, BHI Merger Sub One shall be merged with and into BHIA LLC, and the separate existence of BHI Merger Sub One shall thereupon cease, and BHIA LLC shall be the surviving entity in the merger (the “BHI Sub One Merger”).

(b) Effective Time of the BHI Sub One Merger. The BHI Sub One Merger shall become effective as of the time and date (the “BHI Sub One Merger Effective Time”) of the filing of an appropriate certificate of merger (the “BHI Sub One Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the Delaware Statutes, or at the time specified in the BHI Sub One Merger Certificate, if later than the time of filing. At the Closing, BHIA LLC shall duly execute the BHI Sub One Merger Certificate and shall file the same with the Delaware Secretary as provided in the Delaware Statutes, and the BHI Sub One Merger Certificate shall become effective no later than the Closing Date; provided, however, that in no event shall the BHI Sub One Merger be effective until after the RPP Inc. Merger has been consummated.

(c) Effect of BHI Sub One Merger. The certificate of formation, limited liability company agreement and bylaws, if any, of BHIA LLC as in effect immediately prior to the BHI Sub One Merger shall be the certificate of formation, limited liability company agreement and bylaws of BHIA LLC as the surviving entity immediately after the consummation of the BHI Sub One Merger. The managers and officers of BHIA LLC, as in effect at the BHI Sub One Merger Effective Time, shall be the initial managers and officers of BHIA LLC as the surviving entity immediately after the consummation of the BHI Sub One Merger. Except as specifically set forth herein or in the BHI Sub One Merger Certificate, at the BHI Sub One Merger Effective Time, all Rights of BHIA LLC shall continue in effect and be unimpaired by the BHI Sub One Merger, and all Rights of BHI Merger Sub One shall be merged with and into BHIA LLC.

(d) Cancellation of BHI Merger Sub One Shares Upon Merger. As of the BHI Sub One Merger Effective Time, by virtue of the BHI Sub One Merger and without any action on the part of any holder, each issued and outstanding Equity Security in BHI Merger Sub One shall be cancelled, and the BHIA Units outstanding immediately prior to the BHI Sub One Merger shall be the continuing Equity Securities of BHIA LLC as the surviving entity in the BHI Sub One Merger.

(e) Plan of Reorganization. It is the intent of the parties hereto that the BHI Sub One Merger shall be treated for federal, state and local income tax purposes as a tax-free merger of RPP Inc. with and into BHIA LLC pursuant to Section 368(a)(1)(A) of the Code, and that RPP Inc. and BHIA LLC shall be parties to such reorganization. No party hereto shall take a position on its tax return that is contrary to this intent. This Agreement shall serve as the parties’ plan of reorganization within the meaning of Section 368 of the Code.

3.5 Merger of BHI Merger Sub Two and RSM Holdings Corp.

(a) Conversion of RSM Holdings. Immediately prior to the BHI Merger Effective Time, RSM Holdings shall effect a conversion to a corporation organized pursuant to the laws of the State of Delaware in accordance with Section 265 of the DGCL and Section 18-216 of the Delaware LLC Act (RSM Holdings, as so converted, being hereinafter referred to as “RSM Holdings Corp.”).

(b) The BHI Merger. On and subject to the terms and conditions set forth herein, at the BHI Merger Effective Time, BHI Merger Sub Two shall be merged with and into RSM Holdings Corp., and the separate existence of BHI Merger Sub Two shall thereupon cease, and RSM Holdings Corp. shall be the surviving corporation in the merger (the “BHI Merger”).

(c) Effective Time of the BHI Merger. The BHI Merger shall become effective as of the time and date (the “BHI Merger Effective Time”) of the filing of an appropriate certificate of merger (the “BHI Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the DGCL, or at the time specified in the BHI Merger Certificate, if later than the time of filing. At the Closing, RSM Holdings Corp. shall duly execute the BHI Merger Certificate and shall file the same with the Delaware Secretary as provided in Section 251 of the DGCL, and the BHI Merger Certificate shall become effective no later than the Closing Date; provided, however, that in no event shall the BHI Merger be effective until after the BHI Sub One Merger has been consummated.

(d) Effect of BHI Merger. The certificate of incorporation and bylaws of RSM Holdings Corp. as in effect immediately prior to the BHI Merger shall be the certificate of incorporation and bylaws of RSM Holdings Corp. as the surviving corporation immediately after the consummation of the BHI Merger. The directors and officers of RSM Holdings Corp., as in effect at the BHI Merger Effective Time, shall be the initial directors and officers of RSM Holdings Corp. as the surviving corporation immediately after the consummation of the BHI Merger. Except as specifically set forth herein or in the BHI Merger Certificate, at the BHI Merger Effective Time, all Rights of RSM Holdings Corp. shall continue in effect and be unimpaired by the BHI Merger, and all Rights of BHI Merger Sub Two shall be merged with and into RSM Holdings Corp.

(e) Conversion of Shares as Merger Consideration; Effect on Other Capital Stock. As of the BHI Merger Effective Time, by virtue of the BHI Merger and without any action on the part of any holder, each issued and outstanding share of (i) BHI Merger Sub Two’s common stock, par value $.01 per share, shall be converted into the right to receive that number of shares of RSM Holdings Common Stock set forth under “BHI Merger” on Schedule II and (ii) RSM Holdings Common Stock that is outstanding immediately prior to the BHI Merger Effective Time shall be converted into the right to receive that number of BHIA Units set forth under “BHI Merger” on Schedule II.

(f) Plan of Reorganization. It is the intent of the parties hereto that the merger of BHI Merger Sub Two with and into RSM Holdings Corp., followed by the merger of RSM Holdings Corp. with and into RPP LLC Corp. pursuant to Section 3.12 and then followed by the merger of RPP LLC Corp. with and into BCI pursuant to Section 3.13, shall be treated for federal, state, and local income tax purposes as the merger of RSM Holdings Corp. with and into BCI and therefore as a tax-free reorganization pursuant to section 368(a)(2)(D) of the Code, and BHI Merger Sub Two, RSM Holdings Corp., RPP LLC Corp. and BCI shall be parties to such reorganization. No party hereto shall take a position on its tax return that is contrary to this intent. This Agreement shall serve as the parties’ plan of reorganization within the meaning of Section 368 of the Code.

3.6 Short-Form Merger of RSM Inc. and RSM Holdings Corp.

(a) The RSM Inc. Merger. On and subject to the terms and conditions set forth herein, at the RSM Inc. Merger Effective Time, RSM Inc. shall be merged with and into RSM Holdings Corp., and the separate existence of RSM Inc. shall thereupon cease, and RSM Holdings Corp. shall be the surviving corporation in the merger (the “RSM Inc. Merger”).

(b) Effective Time of the RSM Inc. Merger. The RSM Inc. Merger shall become effective as of the time and date (the “RSM Inc. Merger Effective Time”) of the filing of an appropriate certificate of merger (the “RSM Inc. Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the DGCL, or at the time specified in the RSM Inc. Merger Certificate, if later than the time of filing. At the Closing, RSM Holdings Corp. shall duly execute the RSM Inc. Merger Certificate and shall file the same with the Delaware Secretary as provided in Section 253 of the DGCL, and the RSM Inc. Merger Certificate shall become effective no later than the Closing Date; provided, however, that in no event shall the RSM Inc. Merger be effective until after the BHI Merger has been consummated.

(c) Effect of RSM Inc. Merger. The certificate of incorporation and bylaws of RSM Holdings Corp. as in effect immediately prior to the RSM Inc. Merger shall be the certificate of incorporation and bylaws of RSM Holdings Corp. as the surviving corporation immediately after the consummation of the RSM Inc. Merger. The directors and officers of RSM Holdings Corp., as in effect at the RSM Inc. Merger Effective Time, shall be the initial directors and officers of RSM Holdings Corp. as the surviving corporation immediately after the consummation of the RSM Inc. Merger. Except as specifically set forth herein or in the RSM Inc. Merger Certificate, at the RSM Inc. Merger Effective Time, all Rights of RSM Holdings Corp. shall continue in effect and be unimpaired by the RSM Inc. Merger, and all Rights of RSM Inc. shall be merged with and into RSM Holdings Corp.

(d) Conversion of Shares as Merger Consideration; Effect on Other Capital Stock. As of the RSM Inc. Merger Effective Time, by virtue of the RSM Inc. Merger and without any action on the part of any holder, each issued and outstanding share of RSM Inc. Common Stock (i) not held immediately prior to the RSM Inc. Merger Effective Time by RSM Holdings Corp. shall be converted into the right to receive that number of BHIA Units set forth under “RSM Inc. Merger” on Schedule II and each record holder of RSM Inc. Common Stock that is converted into a BHIA Unit shall be admitted as a member of BHIA LLC and shall be bound by the BHIA Operating Agreement without any requirement that such Person execute the BHIA Operating Agreement and (ii) held by RSM Holdings Corp. shall be cancelled.

3.7 Conversion of RPP LLC. BHIA LLC shall cause RPP LLC to effect a conversion to a corporation organized pursuant to the laws of the State of Delaware in accordance with Section 265 of the DGCL and Section 18-216 of the Delaware LLC Act (RPP LLC, as so converted, being hereinafter referred to as “RPP LLC Corp.”).

3.8 Issuance by RPP LLC Corp. of Qualified BCI Shares. On and subject to the terms and conditions set forth herein, BHIA LLC shall cause RPP LLC Corp. to sell to BCI, and BCI shall purchase from RPP LLC Corp., the Qualified BCI Shares, in consideration of the payment by BCI to RPP LLC Corp. of the Qualified BCI Consideration. BHIA LLC shall cause RPP LLC Corp. to deliver to BCI at the Closing a certificate or certificates representing the Qualified BCI Shares standing in the name of BCI on the books and records of RPP LLC Corp.

3.9 Issuance by RSM Holdings Corp. of Purchased RSM Shares. On and subject to the terms and conditions set forth herein, RSM Holdings Corp. shall sell to RPP LLC Corp., and BHIA LLC shall cause RPP LLC Corp. to purchase from RSM Holdings Corp., the

Purchased RSM Shares, in consideration of the payment by RPP LLC Corp. (that BHIA LLC shall accordingly cause) to RSM Holdings Corp. of the RSM Share Consideration (an “RSM Funding Event”). RSM Holdings Corp. shall deliver to RPP LLC Corp. at the Closing a certificate or certificates representing the Purchased RSM Shares standing in the name of RPP LLC Corp. on the books and records of RSM Holdings Corp.

3.10 Actions Relating to an RSM Funding Event. Solely to the extent that an RSM Funding Event has occurred:

(a) Prepayment of RSM Seller Note. On and subject to the terms and conditions set forth in the RSM Seller Note, RSM Holdings Corp. shall effect the prepayment in full of all outstanding principal amount and accrued but unpaid interest thereon (whether in cash or in kind) owing and payable under the RSM Seller Note.

(b) Prepayment of RSM Senior Credit Facility. On and subject to the terms and conditions set forth in the RSM Credit Agreement, RSM Holdings Corp. shall effect the prepayment in full of all outstanding principal amount and accrued but unpaid interest thereon owing and payable under the RSM Credit Agreement, shall terminate the RSM Credit Agreement and all commitments thereunder and shall obtain the release of any and all liens securing the same.

3.11 Issuance by RPP LLC Corp. of Qualified BHI Shares. On and subject to the terms and conditions set forth herein, BHIA LLC shall cause RPP LLC Corp. to sell to BHIA LLC, and BHIA LLC shall purchase from RPP LLC Corp., the Qualified BHI Shares. BHIA LLC shall cause RPP LLC Corp. to deliver to BHIA LLC at the Closing a certificate or certificates representing the Qualified BHI Shares standing in the name of BHIA LLC on the books and records of RPP LLC Corp. In consideration of the sale of the Qualified BHI Shares, BHIA LLC shall (i) contribute, convey, assign, transfer and deliver to RPP LLC Corp., and (ii) cause RPP LLC Corp. to accept and receive from BHIA LLC, all of BHIA LLC’s right, title and interest in and to the Qualified BHI Consideration.

3.12 Short-Form Merger of RSM Holdings Corp. and RPP LLC Corp.

(a) The RSM Holdings Merger. On and subject to the terms and conditions set forth herein, at the RSM Holdings Merger Effective Time, each of BHIA LLC and BCI shall cause RSM Holdings Corp. to be merged with and into RPP LLC Corp., and the separate existence of RSM Holdings Corp. shall thereupon cease, and RPP LLC Corp. shall be the surviving corporation in the merger (the “RSM Holdings Merger”).

(b) Effective Time of the RSM Holdings Merger. The RSM Holdings Merger shall become effective as of the time and date (the “RSM Holdings Merger Effective Time”) of the filing of an appropriate certificate of merger (the “RSM Holdings Merger Certificate”) with the Delaware Secretary in accordance with the provisions of the DGCL, or at the time specified in the RSM Holdings Merger Certificate, if later than the time of filing. At the Closing, each of BHIA LLC and BCI shall cause RPP LLC Corp. to duly execute the RSM Holdings Merger Certificate and to file the same with the Delaware Secretary as provided in Section 253 of the DGCL, and the RSM Holdings Merger Certificate shall become effective no later than the Closing Date; provided, however, that in no event shall the RSM Holdings Merger be effective until after the RSM Inc. Merger has been consummated.

(c) Effect of RSM Holdings Merger. The certificate of incorporation and bylaws of RPP LLC Corp. as in effect immediately prior to the RSM Holdings Merger shall be the certificate of incorporation and bylaws of RPP LLC Corp. as the surviving corporation immediately after the consummation of the RSM Holdings Merger. The directors and officers of RPP LLC Corp., as in effect at the RSM Holdings Merger Effective Time, shall be the initial directors and officers of RPP LLC Corp. as the surviving corporation immediately after the consummation of the RSM Holdings Merger. Except as specifically set forth herein or in the RSM Holdings Merger Certificate, at the RSM Holdings Merger Effective Time, all Rights of RPP LLC Corp. shall continue in effect and be unimpaired by the RSM Holdings Merger, and all Rights of RSM Holdings Corp. shall be merged with and into RPP LLC Corp.

(d) Cancellation of RSM Holdings Corp. Shares upon Merger. As of the RSM Holdings Merger Effective Time, by virtue of the RSM Holdings Merger and without any action on the part of any holder, each issued and outstanding share of RSM Holdings Common Stock shall be cancelled, and the RPP LLC Corp. Common Stock outstanding immediately prior to the RSM Holdings Merger shall be the continuing common stock of RPP LLC Corp. as the surviving entity in the RSM Holdings Merger.

3.13 Merger of RPP LLC Corp. and BCI.

(a) The RPP LLC Merger. On and subject to the terms and conditions set forth herein, at the RPP LLC Merger Effective Time, each of BHIA LLC and BCI shall cause RPP LLC Corp. to be merged with and into BCI, and the separate existence of RPP LLC Corp. shall thereupon cease, and BCI shall be the surviving entity in the merger (such surviving entity, the “Company;” such merger, the “RPP LLC Merger”).

(b) Effective Time of the Merger. The RPP LLC Merger shall become effective as of the time and date (the “RPP LLC Merger Effective Time”) of the filing of appropriate certificates of merger (the “RPP LLC Merger Certificates”) with each of the Delaware Secretary and the Secretary of State (or equivalent) of the State of New Jersey in accordance with the provisions of the DGCL and the NJ Merger Statute, or at the time specified in the RPP LLC Merger Certificates, if later than the time of filing. At the Closing, BCI shall, and each of BHIA LLC and BCI shall cause RPP LLC Corp. to, duly execute the RPP LLC Merger Certificates and file the same with each of the Delaware Secretary and the Secretary of State (or equivalent) of the State of New Jersey as provided in Section 252 of the DGCL and the NJ Merger Statute, and the RPP LLC Merger Certificates shall become effective no later than the Closing Date; provided, however, that in no event shall the RPP LLC Merger be effective until after the RSM Holdings Merger has been consummated.

(c) Effect of Merger. Concurrent with the RPP LLC Merger Effective Time, BCI shall duly execute and file an amendment to its certificate of incorporation reflecting, among other things, its change of name to HEXION SPECIALTY CHEMICALS, INC. Except to the extent amended in connection with the RPP LLC Merger, (i) the bylaws of BCI as in effect immediately prior to the RPP LLC Merger shall be the bylaws of the Company as the surviving corporation immediately after the consummation of the RPP LLC Merger and (ii) the directors and officers of BCI, as in effect at the RPP LLC Merger Effective Time, shall be the initial directors and officers of the Company as the surviving corporation immediately after the consummation of the RPP LLC Merger. Except as specifically set forth herein or in the RPP LLC Merger Certificate, at the RPP LLC Merger Effective Time, all Rights of BCI shall continue in effect and be unimpaired by the RPP LLC Merger, and all Rights of RPP LLC Corp. shall be merged with and into BCI.

(d) Conversion of Shares as Merger Consideration; Effect on Other Capital Stock; Additional Consideration. As of the RPP LLC Merger Effective Time, by virtue of the RPP LLC Merger and without any action on the part of any holder, each issued and outstanding share of RPP LLC Corp. Common Stock held by (i) BHIA LLC and (ii) BCI shall, in each case, be cancelled, and the common and preferred stock of BCI outstanding immediately prior to the RPP LLC Merger shall be the continuing common and preferred stock of the Company as the surviving entity in the RPP LLC Merger. In partial consideration for the RPP LLC Merger, at the RPP LLC Merger Effective Time, the Borden Intercompany Notes shall be cancelled and shall have no further force or effect.

3.14 Tax Treatment. It is the intent of the parties hereto that the combination of BHIA LLC, RPP LLC Corp., BCI and RSM Holdings Corp. shall be treated for federal, state, and local income tax purposes as a single or series of tax-free reorganization(s) pursuant to the provisions of section 368 of the Code, either as described herein, or otherwise. No party hereto shall take a position on its tax return that is contrary to this intent. This Agreement shall serve as the parties’ plan of reorganization within the meaning of Section 368 of the Code

ARTICLE IV

TRANSACTIONS SUBJECT TO AN IPO

The transactions set forth in this Article IV shall occur (i) only upon determination by the board of directors of the Company that an IPO will be effected immediately subsequent to the transaction described in Section 4.2 and (ii) in the exact sequence as is set forth below.

4.1 Contribution of BHI Assets. On and subject to the terms and conditions set forth herein, BHIA LLC shall contribute, convey, assign, transfer and deliver to the Company, and the Company shall accept, receive and assume from BHIA LLC, all of BHIA LLC’s right, title and interest in and to the BHI Contribution, in consideration of the issuance to BHIA LLC by the Company of the New Share Consideration (the “New BHI Contribution”).

4.2 Election by BHIA LLC.

(a) In connection with the New BHI Contribution, BHIA LLC shall make an affirmative election, and shall take all necessary steps related thereto, to be taxed as a partnership for U.S. Federal income tax purposes as of the date thereof.

(b) Plans of Reorganization. It is the intent of the parties hereto that the contribution by BHIA LLC of all of its assets to the Company (including the Old Company Common Stock) in exchange for newly-issued stock of the Company, followed by the liquidation of BHIA LLC for federal income tax purposes, shall be treated for federal, state, and local income tax purposes as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, and BHIA LLC and the Company shall be parties to such reorganization. No party hereto shall take a position on its tax return that is contrary to this intent. This Agreement shall serve as the parties’ plan of reorganization within the meaning of Section 368 of the Code.

ARTICLE V

CLOSING AND RELATED MATTERS

5.1 Closing. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article IX, the closing of the Transactions (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, New York at 10:00 A.M., New York City time (or at such other location or time as may be agreed to by the parties) on a date (the “Closing Date”) to be mutually agreed upon by the parties.

5.2 Letters of Transmittal. As promptly as practicable after the date hereof, each Combination Party listed on Schedule 5.2 shall cause to be mailed to each of the respective stockholders and/or holders of Junior Subordinated Notes listed on Schedule 5.2 the form of Letter of Transmittal. Each Combination Party shall ensure that, with respect to members of such Combination Party’s Corporate Group only, on or after the applicable effective time of the merger or mergers so specified herein, each holder of a certificate for then issued and outstanding Equity Securities and/or Junior Subordinated Notes subject to one or more mergers or voluntary exchanges, as applicable, pursuant to this Agreement (a “Certificate”), upon surrender of (i) such Certificate and (ii) the completed Letter of Transmittal, in each case to the Combination Party or other entity so designated in the Letter of Transmittal, shall be entitled to receive from the Combination Party or other entity so designated the applicable consideration per share (or accreted principal amount of Junior Subordinated Note) designated herein multiplied by the number of shares (or accreted principal amount of Junior Subordinated Note) represented by such Certificate so tendered. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the indemnifying of the Combination Party or other entity so designated in the Letter of Transmittal with respect thereto, the designated Combination Party or other entity will issue in exchange for such lost, stolen or destroyed Certificate, the consideration deliverable in respect thereof pursuant to this Agreement. Except with respect to interest payable in kind in respect of any Junior Subordinated Note, no interest will be paid or accrued on any cash payable to holders of Certificates. Pending such surrender and exchange, a holder’s Certificate or Certificates shall be deemed for all purposes to evidence the right to receive the per share (or accreted principal amount of Junior Subordinated Note) consideration payable pursuant to this Agreement multiplied by the number of shares (or accreted principal amount of Junior Subordinated Note) represented by such Certificate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES BY

COMBINATION PARTIES

Each Combination Party, (i) in the case of each of RPP Holdings and RSM Holdings only (with respect only to itself and its respective Corporate Group, and not with respect to any other Combination Party’s Corporate Group), severally and not jointly and (ii) in the case of any

Combination Party that is a Borden Entity, jointly and severally (and not with respect to any other Combination Party’s Corporate Group), represents and warrants to each other Combination Party that, with respect to such Combination Party’s Corporate Group only, and except as disclosed in the Disclosure Schedules:

6.1 Organization and Related Matters. Such Combination Party and each of its subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, (ii) has all requisite corporate or other organizational power, authority and legal right to (x) own, lease and operate its properties and assets and to carry on, in all material respects, its business as now being conducted, and (y) solely to the extent applicable, to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions and (iii) is duly qualified, authorized or licensed to conduct business under the laws of each jurisdiction in which the conduct of its respective business requires such qualification, authorization or license, except where the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect.

6.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Combination Party, other than any required vote of the equity holders thereof. This Agreement (i) has been duly and validly executed and delivered by such Combination Party, and (ii) is the legal, valid and binding obligations of such Combination Party, enforceable against such Combination Party in accordance with their respective terms.

6.3 No Conflicts. Neither (i) the execution, delivery and performance of this Agreement nor (ii) the consummation by such Combination Party and its Subsidiaries of the Transactions nor (iii) compliance by such Combination Party and its Subsidiaries with any provision hereof will (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of such Combination Party or any of its subsidiaries under any term, condition or provision of (x) any Contract to which such Combination Party or any of its subsidiaries is a party, or by which such Combination Party or any of its properties, assets or rights may be bound, (y) any Law applicable to such Combination Party or any of its subsidiaries or any of its or their properties, assets or rights or (z) the Organizational Documents of such Combination Party or any of its subsidiaries, except, in each case, as would not have a Material Adverse Effect. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by such Combination Party of this Agreement or the consummation of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the filing of any certificates of merger or conversion or related documents with the Delaware Secretary or secretary of state (or equivalent) of the State of New Jersey and (iii) such other consents, waivers, authorizations, filings, approvals and registrations that if not obtained or made would not have a Material Adverse Effect, or materially impair the ability of such Combination Party and its subsidiaries to consummate the Transactions.

6.4 Capitalization; Equity Securities. Schedule 6.4 sets forth the authorized and outstanding capital stock or limited liability company interests, as applicable, of (i) each Combination Party, and (ii) each of RPP Inc., RPP LLC, RSM Inc., RSM LLC and Lawter ((i) and (ii) collectively, the “Included Parties”) in each case, as of the date hereof. All of the issued and outstanding shares of the capital stock or limited liability company interests in any Included Party have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts are applicable) and are owned of record by the Persons indicated in Schedule 6.4. Except as indicated in Schedule 6.4, there are no outstanding (i) securities of any Included Party convertible into or exchangeable for shares of capital stock, limited liability company interests or voting securities of any Included Party or (ii) options, rights of first offer or refusal, redemption or repurchase rights, or other rights in favor of third parties to acquire from any Included Party, and no obligation of any Included Party to issue, any capital stock, limited liability company interests, voting securities, or securities convertible into or exchangeable for capital stock, limited liability company interests or voting securities of any Included Party. Except as indicated in Schedule 6.4, no Included Party has any subsidiaries or holds, directly or indirectly, an equity interest in any other Person.

6.5 Legal Proceedings. Except as disclosed in the Registration Statement, there is no Action pending, or, to the knowledge of such Combination Party, threatened against or affecting such Combination Party or any of its respective subsidiaries, properties or assets (real, personal or mixed, tangible or intangible) that has or would have a Material Adverse Effect or materially impair the ability of such Combination Party and its subsidiaries to consummate the Transactions; nor is there any Order outstanding against such Combination Party that has or would have a Material Adverse Effect or materially impair the ability of such Combination Party and its subsidiaries to consummate the Transactions.

6.6 SEC Reports.

(a) Borden. Each Borden Entity has filed with, or furnished to, the SEC, as the case may be, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed or furnished by it to the SEC since January 1, 2004 under the Securities Act or the Exchange Act, as applicable, or pursuant to contractual obligations (collectively, the “Borden SEC Reports”). As of the respective dates that the Borden SEC Reports were filed, or furnished, as the case may be, each Borden SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No event has occurred between the date of the most recent Borden SEC Report (the “Latest Borden SEC Report”) and the date hereof that would require the filing of a Current Report on Form 8-K by any Borden Entity.

(b) RPP. Each RPP Entity has filed with, or furnished to, the SEC, as the case may be, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto) required to be filed or furnished by it to the SEC since January 1, 2004 under the Securities Act or the Exchange Act, as applicable, or pursuant to contractual obligations (collectively, the “RPP SEC Reports”). As of the respective dates that the RPP SEC Reports were filed, or furnished, as the case may be, and except as otherwise disclosed in any subsequent RPP SEC Report that has been filed prior to the date hereof, each RPP SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. No event has occurred between the date of the most recent RPP SEC Report (the “Latest RPP SEC Report”) and the date hereof that would require the filing of a Current Report on Form 8-K by any RPP Entity.

(c) RSM. The description of, and disclosure with respect to, any RSM Entity contained in the Registration Statement, including any financial statements or schedules that relate primarily to any RSM Entity, (a) comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (b) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

6.7 Financial Statements.

(a) Borden. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of each of the Borden Entities (including any related notes and schedules) included (or incorporated by reference) in their Annual Reports on Form 10-K for each of the two fiscal years ended December 31, 2003 and 2004 (with respect to 2004 only, the “Latest Borden Financial Statements”), and any subsequent Borden SEC Report has been prepared from, and is in accordance with, the books and records of each Borden Entity, complies in all material respects with applicable accounting requirements and with the SEC’s published rules and regulations, has been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted under Form 10-Q under the Exchange Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Borden Entities, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Borden Entities, for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

(b) RPP. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of each of the RPP Entities (including any related notes and schedules) included (or incorporated by reference) in their Annual Reports on Form 10-K for each of the two fiscal years ended December 31, 2003 and 2004 (with respect to 2004 only, the “Latest RPP Financial Statements”), and any subsequent RPP SEC Report has been prepared from, and is in accordance with, the books and records of each RPP Entity, complies in all material respects with applicable accounting requirements and with the SEC’s published rules and regulations, has been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted under Form 10-Q under the Exchange Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in any subsequent RPP SEC Report that is filed prior to the date hereof), the consolidated financial position of the RPP Entities, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the RPP Entities, for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

(c) RSM. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the RSM Entities (including any related notes and schedules) included (or incorporated by reference) in the Registration Statement (the “Latest RSM Financial Statements”) has been prepared from, and is in accordance with, the books and records of each RSM Entity, complies in all material respects with applicable accounting requirements and with the SEC’s published rules and regulations, has been prepared in accordance with GAAP (except in the case of unaudited statements, as permitted under Form 10-Q under the Exchange Act) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly presents in all material respects in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the RSM Entities, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the RSM Entities, for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

6.8 Absence of Undisclosed Liabilities.

(a) Borden. No Borden Entity has any material liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise (“Liability”)), except (i) those expressly reflected or reserved against on the balance sheet contained in the Latest Borden Financial Statements (the “Latest Borden Balance Sheet”) and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Borden Balance Sheet. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting any Borden Entity that are not adequately provided for or disclosed on the Latest Borden Balance Sheet or in the notes thereto (if any).

(b) RPP. No RPP Entity has any material Liability, except (i) those expressly reflected or reserved against on the balance sheet contained in the Latest RPP Financial Statements (the “Latest RPP Balance Sheet”) and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest RPP Balance Sheet. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting any RPP Entity that are not adequately provided for or disclosed on the Latest RPP Balance Sheet or in the notes thereto (if any).

(c) RSM. No RSM Entity has any material Liability, except (i) those expressly reflected or reserved against on the balance sheet contained in the Latest RSM Financial Statements (the “Latest RSM Balance Sheet”) and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest RSM Balance Sheet. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting any RSM Entity that are not adequately provided for or disclosed on the Latest RSM Balance Sheet or in the notes thereto (if any).

6.9 Absence of Changes. Since December 31, 2004, each of the RPP Entities, the RSM Entities and the Borden Entities has been operated in the ordinary course, consistent with past practice, and there has not been any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

6.10 No Brokers or Finders. Except as disclosed in the Registration Statement, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Combination Party or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker’s or finder’s or similar fee or other commission from any Person as a result of this Agreement or the Transactions.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Conduct. From the date hereof until the Closing Date, except as (i) contemplated by this Agreement, (ii) required by applicable Law or (iii) set forth on Schedule 7.1, each Combination Party shall, and shall cause its respective subsidiaries to, operate its business in the ordinary course and, consistent with such operation, shall use its reasonable best efforts to preserve intact its present business organization, to keep available the services of officers and employees who will be key to the Company and its subsidiaries, collectively, and to maintain satisfactory relationships with material customers and other Persons having business dealings with it.

7.2 Dissenting Stockholders. Notwithstanding the provisions of Article III, nothing herein shall be deemed to limit any rights otherwise available to any stockholder of any Combination Party (or of any subsidiary thereof) pursuant to Section 262 of the DGCL. Prior to the Closing, each Combination Party shall give to each other Combination Party (a) prompt notice of any demand by any stockholder of such Combination Party or of any Included Party that is a member of such Combination Party’s Corporate Group, for purchase of its shares of common stock of such entity at fair value in the manner provided by Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Closing, no Combination Party shall, and no Combination Party shall permit any member of its Corporate Group to, except with the prior written consent of each other Combination Party, voluntarily make any payment with respect to, or settle or offer to settle, any such demands for payment.

7.3 Legal Conditions to Transactions.

(a) Each Combination Party shall, and shall cause each member of its Corporate Group to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such Combination Party or any member of its Corporate Group with respect to the Transactions and will take all reasonable actions necessary to cooperate with and furnish information to the other Combination Parties in connection with any such requirements imposed upon any other Combination Parties or any member of its Corporate Group. Each Combination Party shall, and shall cause each member of its Corporate Group to, take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other Combination Parties or any members of their Corporate Groups in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such Combination Party or any member of its Corporate Group (or by any other Combination Party or any member of its Corporate Group) in connection with the Transactions or the taking of any action contemplated by this Agreement, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such Combination Party or any material member of its Corporate Group to consummate the Transactions and (c) to fulfill all conditions precedent applicable to such Combination Party or any member of its Corporate Group pursuant to this Agreement.

(b) In furtherance and not in limitation of the covenants contained in Section 7.3(a) above, each Combination Party shall, and shall cause each member of its Corporate Group to, use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and to avoid any (1) extension of any waiting period under the HSR Act (except with the prior written consent of each other Combination Party) and (2) entry into any agreement with the Federal Trade Commission or the U.S. Department of Justice not to consummate the Transactions. Each Combination Party shall and shall cause each member of its Corporate Group to, offer to take (and if such offer is accepted, commit to take) all commercially reasonable steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted or threatened by any Governmental Authority with respect to the Transactions (or by any private party) so as to enable the Closing Date to occur no later than the Termination Date and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Notwithstanding the foregoing, in no event shall any Combination Party or any member of its Corporate Group be required to (i) commit to or effect, by consent decree (other than the Bakelite Commitment), hold separate order, or otherwise, the sale, divestiture or disposition of any of its material assets or businesses, (ii) offer to take or offer to commit to take any action that it is capable of taking and if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of its material assets or businesses, in each case in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any order, which would otherwise have the effect of preventing or delaying the Closing Date beyond the Termination Date, or that may be necessary to allow the Closing Date to occur prior to the Termination Date.

7.4 Consents. Each Combination Party shall, and shall cause each member of its Corporate Group to, use its reasonable best efforts, and each Combination Party shall, and shall cause each member of its Corporate Group to, cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person whose consent or approval is required in order to consummate the Transactions and to enable each surviving Combination Party or any member of its Corporate Group to conduct and operate the businesses of each existing Combination Party and the members of its Corporate Group substantially as presently conducted.

7.5 Efforts to Consummate. Subject to the terms and conditions herein provided, each Combination Party shall, and shall cause each member of its Corporate Group to, use its reasonable best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the Transactions, including executing and delivering any and all other agreements, instruments or other documents contemplated herein or reasonably required to effect the Transactions, and to satisfy or cause to be satisfied all conditions precedent set forth in Article VIII as soon as is reasonably practicable.

7.6 Public Announcements. Each Combination Party agrees that, to the extent reasonably feasible, but subject, if applicable, to its public disclosure and other legal, regulatory and contractual obligations, it shall (i) advise and confer with each other Combination Party or its representative prior to the issuance of any public announcement or reports or statements with respect to the Transactions, and (ii) cause each member of its Corporate Group to do the same.

7.7 Option Plans. RPP Holdings shall cause RPP Inc. to make such adjustments in the number and class of shares available under its 2000 Stock Option Plan as shall be necessary to preserve to each optionee thereunder rights substantially proportionate to his or her rights existing immediately prior to the RPP Inc. Merger, subject to the terms and provisions of such Plan. RSM Holdings shall cause RSM Inc. to make such adjustments in the number and class of shares available under its 2004 Stock Option Plan as shall be necessary to preserve to each optionee thereunder rights substantially proportionate to his or her rights existing immediately prior to the RSM Inc. Merger, subject to the terms and provisions of such Plan. BHI Acquisition shall make such adjustments in the number and class of shares of stock available under its 2004 Stock Incentive Plan as shall be reasonably necessary to preserve to each optionee thereunder rights substantially proportionate to his or her rights existing immediately prior to the New BHI Contribution, subject to the terms and provisions of such Plan.

ARTICLE VIII

CONDITIONS TO THE CLOSING

The obligations of each Combination Party to consummate the Transactions are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

8.1 Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions, including pursuant to the HSR Act, shall have been obtained or made or shall have occurred, and the PBGC shall not have instituted proceedings to terminate any defined benefit pension plan of which a Combination Party (or any member of a controlled group of corporations or trades or businesses, as defined in Code Section 414(b) and (c), that includes a Combination Party) is a contributing sponsor.

8.2 Legal Action. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any Governmental Authority and remain in effect. No Law shall have been enacted that prohibits, restricts or delays the consummation of the Transactions or any of the conditions to the consummation of the Transactions.

8.3 Consents. Each of the third-party consents listed on Schedule 8.3 shall have been obtained.

8.4 No Default. No default or event of default under any of the Borden Indentures, the RPP Indentures or any other material agreement of any of the Borden Entities, the RPP Entities or the RSM Entities shall occur as a result of, or be caused by, the consummation of the Transactions, other than any such default that would be cured by completion of the Transactions.

8.5 Representations and Warranties. With respect to each Combination Party’s obligations to consummate the Transactions, the representations and warranties of each other Combination Party not a member of such first Combination Party’s Corporate Group set forth in Article VI shall in each case be true and correct in all material respects (except for any representation or warranty that by its terms is qualified by materiality, in which case it shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of such dates, respectively, except to the extent any such failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

8.6 Performance of Covenants. Each Combination Party shall have performed and complied, in all material respects, with the covenants and provisions hereof required to be performed or complied with by it between the date of this Agreement and the Closing Date, except to the extent any such failure to perform or comply would not, individually or in the aggregate, have a Material Adverse Effect.

8.7 Stockholder Approvals. All affirmative consents or approvals required to be obtained from the stockholders or members of any Combination Party or any member of its Corporate Group pursuant to any of the Delaware Statutes, the NJ Merger Statute or any other Law shall have been obtained.

8.8 No Material Adverse Effect. With respect to each Combination Party’s obligations to consummate the Transactions, there shall not have occurred since the date hereof any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect as to any other Combination Party not a member of such first Combination Party’s Corporate Group.

8.9 Senior Financing. The New Senior Credit Facility shall be effective or shall become effective substantially concurrent with the Closing.

8.10 Letters of Transmittal. At least twenty (20) business days shall have elapsed from the date on which the Letters of Transmittal (with respect to the Junior Subordinated Notes only) have been sent pursuant to Section 5.2.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, and the Transactions abandoned, notwithstanding the approval of this Agreement by any Combination Party and/or any stockholders thereof, at any time prior to the Closing, by:

(a) the written agreement of each of RPP Holdings, RSM Holdings and BHI Acquisition; or

(b) any of RPP Holdings, RSM Holdings and BHI Acquisition, if any condition set forth in Article VIII shall not have been met by the date that is one hundred twenty (120) days subsequent to the date hereof (the “Termination Date”), except to the extent such condition has not been met solely as a result of the action or inaction of the party seeking to terminate; or

(c) any of RPP Holdings, RSM Holdings and BHI Acquisition, if, notwithstanding clause (b) of Section 7.3(a), such party or parties shall have determined in its or their sole discretion, exercised in good faith, that the Transactions have become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the Transactions, or which questions the validity or legality of the Transactions.

9.2 Effects of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except for this Section 9.2 and Article X, each of which shall survive the termination of this Agreement; provided, however, that the liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Amendments; Waivers. This Agreement shall not be altered or otherwise amended except pursuant to a writing signed by each Combination Party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.2 Entire Agreement; Disclosure Schedules; Interpretation.

(a) This Agreement and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the Transactions and supersede all prior agreements or understandings, written or oral, among the parties with respect thereto.

(b) The representations and warranties contained in Article VI are qualified by reference to the disclosure schedules hereto (the “Disclosure Schedules”). The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Combination Party except as and to the extent expressly provided in this Agreement. Each Combination Party acknowledges that: (i) the Disclosure Schedules may include items or information not required to be disclosed under this Agreement; (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of any Combination Party under this Agreement; and (iii) inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the disclosing party. Headings have been inserted on sections of the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedules. Cross references that may be contained in certain sections of the Disclosure Schedules to other sections of the Disclosure Schedules are not all-inclusive; information contained in sections and subsections of the Disclosure Schedules shall be deemed disclosed in any other sections and subsections of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such information is applicable to such other sections and subsections.

(c) Nothing herein shall be construed to require a transaction that would violate, breach, or result in a default, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Combination Parties or their subsidiaries or result in the ability to accelerate under any existing obligation of or restriction on the Combination Parties or their subsidiaries under any of the Financing Documents.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

10.4 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of each other Combination Party.

10.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

10.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to each other party.

10.7 Notices. All notices and other communications hereunder shall be in writing and in the English language and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five (5) calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section 10.7):

If to any RPP Entity, to:

Resolution Performance Products LLC

1600 Smith Street, 24th Floor

Houston, TX 77002

Attention: Marv Schlanger

Telecopy: 832-366-2582

If to any RSM Entity, to:

Resolution Specialty Materials LLC

1600 Smith Street, 24th Floor

Houston, TX 77002

Attention: Marv Schlanger

Telecopy: 832-366-2582

If to any Borden Entity, to:

Borden Chemical, Inc.

180 East Broad Street

Columbus, OH 43215

Attention: Nancy Brown, Esq.

Telecopy: 614-225-2008

In each case with a copy to (which shall not constitute notice):

Apollo Management, L.P.

9 W. 57th Street, 43rd Floor

New York, NY 10019

Attention: Scott Kleinman

Telecopy: 212-515-3288

With a further copy to (which shall not constitute notice):

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Attention: William B. Kuesel, Esq.

        Adam K. Weinstein, Esq.

Telecopy: 212-326-2061

10.8 Expenses. Each party hereto shall bear its own fees and expenses in connection with the Transactions; provided, however, that, in the event of the consummation of the Transactions, such fees and expenses in connection therewith shall be for the account of the Company.

10.9 Knowledge Convention. Whenever any statement herein or in any disclosure schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” (or words of similar intent or effect) of any party or its representative, such Person shall make such statement only if such facts and other information, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Persons that are corporations or limited liability companies, means the knowledge of its executive officers.

10.10 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.11 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

10.12 Survival. The representations, warranties and covenants contained in this Agreement shall not survive the Closing.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Transaction Agreement as of the date first above written.

RPP HOLDINGS LLC

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

RESOLUTION SPECIALTY MATERIALS HOLDINGS LLC

By:	/s/ Matthew Constantino
Name:	Matthew Constantino
Title:	Assistant Secretary

BHI ACQUISITION CORP.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Vice President & Chief Financial Officer

BHI MERGER SUB ONE INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	President, Treasurer & Asst. Secretary

BHI MERGER SUB TWO INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	President, Treasurer & Asst. Secretary

BORDEN CHEMICAL, INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President & Chief Financial Officer